NSAR
Screen 38, 77(G.)
Series 7
Defaulted senior securities for the period ended December 31, 2004

1.	US Airways Inc., 9.8200%, due 1/1/2013
•	Reason for Default: Bankruptcy
•	Date of Default: 7/1/2002
•	Principal Amount: 89,915
•	Amount of Default: $22,807
•	Amount of Default per 1,000 face amount [(Amount of default)/(principal amount) * (1,000)]: $253.65